EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Tecogen Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 18, 2025, relating to the consolidated financial statements of Tecogen Inc. appearing in the Annual Report on Form 10-K of Tecogen Inc. for the years ended December 31, 2024 and December 31, 2023, incorporated by reference in Registration Statement (No. 333-288-668) on Form S-1, as amended, declared effective on July 17, 2025.
We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
July 17, 2025